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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  April 20, 1998



                                   Big 5 Corp.
                                   -----------
             (Exact name of registrant as specified in its charter)



   Delaware                       333-43129                   95-1854273
  -----------                     ---------                   ----------
(State or other                  (Commission                (IRS Employer
jurisdiction of                  File Number)               Identification No.)
incorporation)


                         2525 East El Segundo Boulevard
                          El Segundo, California 90245
                          ----------------------------
                    (Address of principal executive offices)



Registrant's telephone number, including area code:  310/536-0611
                                                     ------------


                   -------------------------------------------
                   (Former name, if changed since last report)

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Item 5.  Other Events.


BIG 5 CORP. REPORTS FIRST QUARTER RESULTS

        El Segundo, California (April 20, 1998) -- Big 5 Corp. reported net sales of $110.1 million for the first quarter ended March 29, 1998 an increase of 13.7%, compared to net sales of $96.8 million for the comparable prior period. The Company's comparable store sales increased 8.9% for the quarter. The Company also experienced an increase in cash flow with "earnings before interest, taxes, depreciation and amortization" (EBITDA) increasing 51.6% to approximately $6.0 million for the first quarter ended March 29, 1998 from approximately $4.0 million during the same period last year.

        The strong results for the quarter were primarily due to the continued success of the Company's merchandising programs, a favorable winter season, positive general economic conditions in the Western United States and an extra business day in the accounting period due to the timing of the Easter holiday.

        Big 5 Corp. is the leading sporting goods retailer in the Western United States, operating 209 stores under the "Big 5 Sporting Goods" name. The Company operates in California, Washington, Nevada, Arizona, Idaho, Oregon, New Mexico, Texas and Utah. The Company had net sales of $443.5 million and EBITDA of $34.5 million for the fiscal year ended December 28, 1997. In November 1997, the Company completed a transaction valued at approximately $250 million, in which management acquired a majority interest in the Company.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Big 5 Corp.


                                        By: /s/ CHARLES P. KIRK
                                           --------------------------------
                                           Charles P. Kirk
                                           Senior Vice President and
                                           Chief Financial Officer











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